UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2011

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 231-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 9, 2011, the Board of Directors (the “Board”) of Radian Group Inc. (the “Company”) increased the size of the Board from ten to twelve members and appointed Lisa W. Hess and Noel J. Spiegel as members of the Board. In addition, the Board appointed Ms. Hess to serve on the Board’s Finance and Investment Committee and appointed Mr. Spiegel to serve on the Board’s Audit Committee.

Ms. Hess has been president and managing partner of SkyTop Capital Management LLC, an investment fund, since 2010. From 2002 through 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for over $50 billion in investments. She has been a trustee of TIAA (Teachers Insurance and Annuity Association) since 2009.

Mr. Spiegel is a retired partner with Deloitte & Touche, LLP and has more than 40 years of auditing experience working with senior management and audit committees of public and privately-held companies. Mr. Spiegel has held a number of senior positions with Deloitte, including as a member of its Executive Committee, managing partner of its Technology, Media and Communications practice for the northeast region, and as partner-in-charge of Audit Operations of its New York office.

Ms. Hess and Mr. Spiegel are eligible to participate in the Company’s compensation program for its non-employee directors. This program is described in the Company’s proxy statement for the Company’s 2010 Annual Meeting of Stockholders (filed with the SEC on April 13, 2010) under the heading “Director Compensation.”

On February 10, 2011, the Company issued a news release announcing the appointment of Ms. Hess and Mr. Spiegel to the Board. A copy of this news release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Radian Group Inc. News Release dated February 10, 2011.*

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: February 14, 2011	By:	/s/ Edward J. Hoffman
Edward J. Hoffman General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Radian Group Inc. News Release dated February 10, 2011.

*	Furnished herewith.